FILED PURSUANT TO RULE 424(b)
                                                      REGISTRATION NO. 333-68308

PROSPECTUS


                                13,634,012 SHARES

                         PHARMACEUTICAL RESOURCES, INC.

                                  COMMON STOCK

                        ---------------------------------

         We are registering these shares of our common stock for resale by the selling security holders identified in this prospectus.

         For a description of the plan of distribution of the resale shares, see page 19 of this prospectus. We will receive none of the proceeds from sales by the selling security holders.

         Our common stock is currently traded on The New York Stock Exchange (the "NYSE") and The Pacific Exchange under the symbol "PRX." We are currently delisting from The Pacific Exchange. On September 5, 2001, the last reported sales price for our common stock on the NYSE was $33.40 per share.

                        ---------------------------------

         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                        ---------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is September 6, 2001.











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                                  OUR BUSINESS

         THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ALLOWS US TO "INCORPORATE BY REFERENCE" CERTAIN INFORMATION THAT WE FILE WITH IT, WHICH MEANS THAT WE CAN DISCLOSE IMPORTANT INFORMATION TO YOU BY REFERRING YOU TO THOSE DOCUMENTS. THE INFORMATION INCORPORATED BY REFERENCE IS CONSIDERED TO BE PART OF THIS PROSPECTUS, AND INFORMATION THAT WE FILE LATER WITH THE SEC WILL UPDATE AUTOMATICALLY, SUPPLEMENT AND/OR SUPERSEDE THIS INFORMATION. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROSPECTUS OR IN ANY OTHER DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS. YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, OUR COMMON STOCK AND OUR FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. REFERENCES IN THIS PROSPECTUS TO "OUR COMPANY," "WE," "OUR," AND "US" REFER TO PHARMACEUTICAL RESOURCES, INC.

         We are a holding company that, through our subsidiaries, is in the business of developing, manufacturing and distributing a broad line of generic drugs primarily in the United States. We operate principally through our wholly-owned subsidiary, Par Pharmaceutical, Inc. ("Par"), a manufacturer and distributor of generic drugs.

         We have strategic alliances with several pharmaceutical and chemical companies. These alliances provide us products to sell through the several distribution, development or licensing agreements that we have entered into. In 1998, we entered into our most significant strategic alliance when Merck KGaA ("Merck"), a pharmaceutical and chemical company located in Germany, through its subsidiary, EMD, Inc. (formerly known as Lipha Americas, Inc.) ("EMD"), purchased a substantial number of shares of our common stock and became our largest stockholder. As part of the alliance, we obtained exclusive distribution rights from a related party of EMD to approximately 40 generic pharmaceutical products, pursuant to a distribution agreement.

         Generic drugs are the pharmaceutical and therapeutical equivalents of brand name drugs and are usually marketed under their generic (chemical) names rather than by brand names. Generally, a generic drug may not be marketed until the applicable patents on the brand name drug expire. Generic drugs must meet the same governmental standards as brand name drugs, but generally are sold at prices below those of brand name drugs. Generic drugs provide a cost-effective alternative for consumers while maintaining the safety and effectiveness of the brand name pharmaceutical product.

         Our product line consists of both prescription and over-the-counter generic drugs. We currently market approximately 110 products representing various dosage strengths for 50 separate drugs. We market our products primarily to wholesalers, retail drug chains, drug distributors and repackagers through our sales staff. Par also has an over-the-counter business through which it sells products to specific marketing sales organizations that repackage and sell private label products to large chain drug stores.

         RECENT DEVELOPMENTS

         In April 2001, Dr. Reddy's Laboratories Ltd. ("Reddy"), a vertically integrated producer of bulk active ingredients for the pharmaceutical industry and a developer and manufacturer of finished dosage forms located in India, entered into a broad-based co-marketing and development agreement with us covering 19 generic pharmaceutical products, four of which have been filed with the Food and Drug Administration (the "FDA") and are awaiting approval, to be marketed exclusively by Par in the United States and certain other United States territories upon FDA approval. On August 2, 2001, Reddy became the first company to receive 180-day marketing exclusivity in the U.S. generics market when it received FDA approval to market its fluoxetine 40 mg capsules (a generic form of the drug Prozac). We have agreed to pay Reddy a percentage of the gross profits on sales of the products sold by Par in accordance with a development and supply agreement. On August 2, 2001, we also received 180-day marketing exclusivity for fluoxetine 10 mg and 20 mg tablets. Additionally, on July 31, 2001, the FDA granted to Merck's affiliate, Alphapharm Pty. Ltd., final approval to market flecainide acetate, the generic form of Tambocor, thereby allowing Par to market the product. Flecainide acetate is indicated for the prevention of paroxysmal supraventicular tochycardias. We expect to market the product during 2001.

         On July 25, 2001, the FDA granted Par final approval to market megestrol oral suspension, thereby allowing Par to market the product with marketing exclusivity until mid-January 2002, and we have already started shipping the product. Megestrol oral suspension is indicated for the treatment of anorexia, cachexia, or an unexplained significant weight loss in patients with a diagnosis of AIDS.

         As of the date of this prospectus, EMD and its affiliates sold 13,634,012 shares of our common stock, in a private placement, to the selling security holders. These shares are the shares being offered by the selling security holders under this prospectus. As of the date of this prospectus and in connection with the private placement, the four representatives of EMD on our board of directors have resigned as our directors. We have selected the following four persons to fill the vacancies on our board of directors resulting from such resignations:

         ----------------------
         ----------------------
         ----------------------
         ----------------------

         Each of such persons has consented to serving as a member of our board of directors.

         We are incorporated in New Jersey. Our principal executive offices are currently located at One Ram Ridge Road, Spring Valley, New York 10977, and our telephone number is (845) 425-7100.

                                  RISK FACTORS

         EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE, THIS PROSPECTUS (AND THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS) CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE FOLLOWING SECTION, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS AND IN ANY OTHER DOCUMENTS INCORPORATED BY REFERENCE.

         INVESTMENT IN OUR SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS AND THE INCORPORATED DOCUMENTS BEFORE PURCHASING ANY SHARES. EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS, PROSPECTS AND FINANCIAL CONDITION, AS WELL AS ADVERSELY AFFECT THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

RISKS RELATED TO OUR INDUSTRY

WE FACE INTENSE COMPETITION IN THE PHARMACEUTICAL INDUSTRY FROM BOTH BRAND NAME AND GENERIC MANUFACTURERS, WHOLESALERS AND DISTRIBUTORS, WHICH COULD SIGNIFICANTLY LIMIT OUR GROWTH.

The pharmaceutical industry is highly competitive. Many of our competitors have longer operating histories and greater financial, research and development, marketing and other resources than us. Consequently, many of our competitors may be able to develop products and processes competitive with, or superior to, our own. Furthermore, we may not be able to differentiate our products from those of our competitors, successfully develop or introduce new products that are less costly or offer better performance than those of our competitors or offer purchasers of our products payment and other commercial terms as favorable as those offered by our competitors.

We are subject to competition from numerous other entities that currently operate or intend to operate in the pharmaceutical industry. In our pharmaceutical distribution business, we compete with a number of large wholesalers and other distributors of pharmaceuticals. Additionally, consolidation among wholesalers and retailers, the formation of large buying groups and competition between distributors have resulted in additional pricing pressures. We cannot assure you that we will be able to continue to compete successfully with these companies.

Certain manufacturers of brand name drugs and/or their affiliates have been introducing generic pharmaceutical products equivalent to such brand name drugs at relatively low prices. Such pricing, with its attendant diminished profit margins, could have the effect of inhibiting us and other manufacturers of generic pharmaceutical products from developing and introducing generic pharmaceutical products comparable to certain brand name drugs. This, in turn, may discourage our development of new products and reduce our sales and profitability.

In addition, increased price competition among manufacturers of generic pharmaceutical products, resulting from new generic pharmaceutical products being introduced into the market and other generic pharmaceutical products being reintroduced into the market, has led to an increase in demands by customers for downward price adjustments by the manufacturers of generic pharmaceutical products, including our business, for certain products that have already been delivered. No assurance can be given that such price adjustments, which reduce our gross profit margins, will not continue, or even increase, with a consequent adverse effect on our earnings.

OUR REVENUES AND PROFITS FROM INDIVIDUAL GENERIC PHARMACEUTICAL PRODUCTS ARE LIKELY TO DECLINE AS OUR COMPETITORS INTRODUCE THEIR OWN GENERIC EQUIVALENTS.

Revenues and gross profit derived from generic pharmaceutical products tend to follow a pattern based on regulatory and competitive factors unique to the generic pharmaceutical industry. As the patents for a brand name product and the related exclusivity periods expire, the first generic manufacturer to receive regulatory approval for a generic equivalent of the product often is able to capture a substantial share of the market. However, as other generic manufacturers receive regulatory approvals for competing products, that market share and the price of that product will typically decline.

IF WE FAIL TO OBTAIN EXCLUSIVE MARKETING RIGHTS FOR GENERIC PHARMACEUTICAL PRODUCTS THAT WE MANUFACTURE AND/OR MARKET IN THE UNITED STATES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

As a result of the 180-day market exclusivity granted to generic pharmaceutical companies that are first to file abbreviated new drug application, or ANDA, products with the FDA, generic pharmaceutical products at their initial introduction generally are priced to yield relatively high gross profit margins. As additional manufacturers introduce comparable generic pharmaceutical products into this highly competitive market, price competition and access to market have historically intensified and sales prices and product gross profit margins have typically declined, often significantly. Accordingly, our profitability is dependent upon our ability to timely file ANDA products with the FDA or partner with other parties that have obtained the market exclusivity. No assurances can be given that we will be able to develop and introduce successful products in the future within the time constraints necessary to be successful. If we are unable to continue to timely file ANDA products with the FDA or partner with other parties that have obtained the market exclusivity, our gross profit margins and operating profitability may decline significantly and our prospects may be adversely affected.

BRAND NAME COMPANIES FREQUENTLY TAKE ACTIONS TO PREVENT OR DISCOURAGE THE USE OF GENERIC DRUG PRODUCTS SUCH AS OURS.

Brand name companies frequently take actions to prevent or discourage the use of generic equivalents to their products, including generic products that we manufacture or market. These actions may include:

o filing new patents on drugs whose original patent protection is about to expire;

o developing patented controlled-release products or other product improvements;

o developing and marketing, as over-the-counter products, branded products that will soon face generic competition; and

o   increasing marketing initiatives, regulatory activities and litigation.

These initiatives, if successful, could have an adverse impact on products that we are developing, and our business, financial condition and results of operation could be harmed.

PROPOSED FDA REGULATIONS AND GUIDELINES MAY RESULT IN OUR GENERIC PRODUCTS NOT BEING ABLE TO FULLY UTILIZE THE 180-DAY MARKETING EXCLUSIVITY PERIOD, WHICH WILL AFFECT OUR RESULTS OF OPERATIONS.

Any inability to fully use the 180-day marketing exclusivity period for any of our products will affect our results of operations. In August 1999, the FDA proposed to amend its regulations relating to 180-day marketing exclusivity for which certain generic drugs may qualify. We cannot predict whether or to what extent the FDA will make changes to those regulations. In March 2000, the FDA issued new guidelines regarding the timing of approval of ANDAs following patent infringement court decisions and regarding the start of the 180-day marketing exclusivity period set forth in recent Federal legislation. These guidelines could result in us not being able to utilize all or any portion of the 180-day marketing exclusivity period on ANDA products that we were first to file on, depending on the timing of court decisions in patent litigation, which could adversely affect our sales and future profitability. We are unable to predict what impact, if any, the FDA's new guidelines may have on our business or financial condition.

NEW DEVELOPMENTS BY OTHER MANUFACTURERS COULD MAKE OUR PRODUCTS NON-COMPETITIVE OR OBSOLETE.

The markets in which we compete and intend to compete are undergoing, and are expected to continue to undergo, rapid and significant change. We expect competition to intensify as technological advances are made. New developments by other manufacturers may render our products non-competitive or obsolete.

OUR ABILITY TO MARKET SUCCESSFULLY ANY PRODUCT DEPENDS, IN PART, UPON THE ACCEPTANCE OF THE PRODUCT BY INDEPENDENT THIRD PARTIES.

Our ability to market successfully any generic or proprietary pharmaceutical product depends, in part, on the acceptance of the product by independent third parties (including physicians, pharmacies, government formularies and other retailers) as well as patients. Unanticipated side effects or unfavorable publicity concerning any of our products could have an adverse effect on our ability to achieve acceptance by prescribing physicians, managed care providers, pharmacies and other retailers, customers and patients.

OUR OVERALL PROFITABILITY DEPENDS UPON OUR ABILITY TO INTRODUCE NEW GENERIC PRODUCTS ON A TIMELY BASIS.

Our overall profitability depends, to a significant extent, upon our ability to introduce, on a timely basis, new generic products for which we are either the first to market (or among the first to market) or otherwise can gain significant market share. The timing of the introduction of our products is dependent upon, among other things, the regulatory approval of these products and the timing of regulatory approvals of competing products. Inasmuch as this timing is not within our control, we may not be able to develop and introduce new generic products on a timely basis, if at all.

IN SOME CIRCUMSTANCES, WE MAY RETROACTIVELY REDUCE THE PRICE OF PRODUCTS WHICH WE ALREADY HAVE SOLD. THESE PRICE REDUCTIONS RESULT IN REDUCED REVENUES.

In some circumstances, we may issue to our customers credits and rebates for products that we previously sold to them. These credits and rebates effectively constitute a retroactive reduction of the price of products already sold. Although we establish a reserve with respect to these potential credits and rebates at the time of sale, we have no assurance that our reserves will be adequate.

WE ARE SUBJECT TO STRINGENT GOVERNMENTAL REGULATION.

Pharmaceutical manufacturers and distributors are subject to extensive regulation by the Federal government, principally the FDA and the Drug Enforcement Administration, and, to a lesser extent, by state governments. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act, the Generic Drug Enforcement Act of 1992 and other Federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, recordkeeping, approval, advertising and promotion of our products. Noncompliance with applicable requirements can result in fines, perhaps significant in amount, and other sanctions imposed by courts and/or regulatory bodies, including the initiation of product seizures, product recalls, injunctive actions and criminal prosecutions. In addition, administrative remedies can involve the recall of products, as well as the refusal of the government to enter into supply contracts with, and/or to approve new drug applications of, a noncomplying entity. The FDA also has the authority to withdraw approval of drugs in accordance with statutory procedures.

WE ARE SUSCEPTIBLE TO PRODUCT LIABILITY CLAIMS THAT MAY NOT BE COVERED BY INSURANCE AND COULD REQUIRE US TO PAY SUBSTANTIAL SUMS.

Like all pharmaceutical companies, we face the risk of loss resulting from, and adverse publicity associated with, product liability lawsuits, whether or not such claims are valid. We cannot be sure that we can avoid such claims. In addition, we cannot be certain that our product liability insurance will be adequate to cover such claims or that we will be able to get adequate insurance coverage in the future at acceptable costs. A successful product liability claim that exceeds our policy limits could require us to pay substantial sums.

THE MANUFACTURE AND STORAGE OF PHARMACEUTICAL AND CHEMICAL PRODUCTS ARE SUBJECT TO ENVIRONMENTAL REGULATION AND RISK.

Because of the chemical ingredients of pharmaceutical products and the nature of their manufacturing process, the pharmaceutical industry is subject to extensive environmental regulation and the risk of incurring liability for damages or the costs of remedying environmental problems. Although we have never incurred any such liability in any material amount, we have no assurance that we will not be subject to liability in the future. We may be required to increase expenditures to remedy environmental problems and comply with applicable regulations.

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If we fail to comply with environmental regulations, to use, discharge or dispose of hazardous materials appropriately or otherwise to comply with the conditions attached to our operating licenses, the licenses could be revoked and we could be subject to criminal sanctions and/or substantial liability or could be required to suspend or modify our manufacturing operations.

TESTING REQUIRED FOR THE REGULATORY APPROVAL OF OUR PRODUCTS IS SOMETIMES CONDUCTED BY INDEPENDENT THIRD PARTIES. ANY FAILURE BY ANY OF THESE THIRD PARTIES TO PERFORM THIS TESTING PROPERLY MAY HAVE AN ADVERSE EFFECT UPON OUR ABILITY TO OBTAIN REGULATORY APPROVALS.

Our applications for the regulatory approval of our products incorporate the results of testing and other information that is sometimes provided by independent third parties (including, for example, manufacturers of raw materials, testing laboratories, contract research organizations or independent research facilities). The ability of the products being tested to receive regulatory approval is, to some extent, dependent upon the quality of the work performed by these third parties, the quality of the third parties' facilities and the accuracy of the information provided by third parties. We have little or no control over any of these factors.

LITIGATION IS COMMON IN OUR INDUSTRY, CAN BE EXPENSIVE AND MAY DELAY OR PREVENT ENTRY OF OUR PRODUCTS INTO THE MARKET.

Litigation concerning patents and proprietary rights can be protracted and expensive. Pharmaceutical companies with patented brand products are increasingly suing companies that produce off-patent generic forms of their patented brand name products for alleged patent infringement or other violations of intellectual property rights, which may delay or prevent the entry of such a generic product into the market. Generally, a generic drug may not be marketed until the applicable patents on the brand name drug expire. When an ANDA is filed with the FDA for approval of a generic drug, the filing person may either certify as to the expiration of the patent listed by the FDA as covering the generic product, in which case the ANDA will not become effective until the expiration of such patent, or certify that any patent listed as covering the generic drug is invalid or will not be infringed by the manufacture, sale or use of the new drug for which the ANDA is filed. In either case, there is a risk that a branded pharmaceutical company may sue such filing person for alleged patent infringement or other violations of intellectual property rights. Because a large part of our business involves the marketing and development of off-patent products, the threat of litigation, the outcome of which is inherently uncertain, is always present. Such litigation may be costly and time consuming, and could result in a substantial delay or prevention of the introduction and/or marketing of our products, which could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR COMPANY

OUR PROFITABILITY MAY BE ADVERSELY AFFECTED BY OUR CONTINUING DEPENDENCE ON OUR MAJOR CUSTOMERS AND OUR LIMITED DISTRIBUTION CHAIN.

We have approximately 150 customers, some of which are part of larger buying groups. In fiscal year 2000, our three largest customers in sales volume, McKesson Drug Co., Bergen Brunswig Corporation and AmeriSource Health Corp. accounted for approximately 21%, 9% and 8%, respectively, of our net sales. Sales to McKesson Drug Co. in fiscal year 2000 included a significant amount related to one of our non-warehousing drug store chain customers. We do not have written agreements with any of these customers. The loss of any of these customers or the substantial reduction in orders from any of such customers could have a material adverse effect upon our operating results and financial condition. We also have broadened our product line by entering into distribution agreements, pursuant to which we distribute generic pharmaceutical products manufactured by others. We are dependent, in large part, on the efforts of the corporations that are party to such distribution agreements to develop and promote such generic pharmaceutical products and there can be no assurance that such efforts will be successful. If these relationships do not continue as expected, our business, financial condition and results of operation could suffer.

FUTURE INABILITY TO OBTAIN RAW MATERIALS OR PRODUCTS FROM CONTRACT MANUFACTURERS COULD SERIOUSLY AFFECT OUR OPERATIONS.

The raw materials essential to our manufacturing business are purchased primarily from United States distributors of bulk pharmaceutical chemicals manufactured by foreign companies. Although to date we have not experienced difficulty in obtaining these raw materials and products, we cannot assure you that supply interruptions will not occur in the future or that we will not have to obtain substitute materials or products, which would require additional regulatory approvals. In addition, necessary changes in our raw material suppliers could result in delays in production, higher raw material costs and loss of sales and customers because regulatory authorities must generally approve raw material sources for pharmaceutical products. Any significant interruption of supply could have a material adverse effect on our operations.

WE MAY FAIL TO INTRODUCE PROFITABLE NEW PRODUCTS IN A TIMELY MANNER.

The research and development of oral solid and suspension products, including preformulation research, process and formulation development, required studies and FDA review and approval, has historically taken approximately two to three years. We typically select products for development that we intend to market several years in the future. The length of time necessary to bring a product to market, however, can vary significantly and can depend on, among other things, availability of funding, problems relating to formulation, safety or efficacy or patent issues associated with the product. We currently have 20 ANDAs pending with the FDA, three of which have received tentative approval. No assurance can be given that we will successfully complete the development of products either under development or proposed for development, that we will obtain regulatory approval for any such product, that any approved product will be produced in commercial quantities or that any approved product can be sold at a profit. Our failure to introduce profitable new products in a timely manner could have a material adverse effect on our operating results, prospects and financial condition.

WE ARE INCREASING OUR EFFORTS TO DEVELOP NEW PROPRIETARY PHARMACEUTICAL PRODUCTS, BUT WE CAN GIVE NO ASSURANCE THAT ANY OF THESE EFFORTS WILL BE COMMERCIALLY SUCCESSFUL.

Our principal business has traditionally been the development, manufacture and marketing of generic equivalents of pharmaceutical products first introduced by third parties. However, we have recently increased our efforts to develop new patents on products.

Expanding from our focus on generic products and broadening our pipeline to include patents on products may require additional internal expertise or external collaboration in areas in which we currently do not have substantial resources and personnel. We may have to enter into collaborative arrangements with others that may require us to relinquish rights to certain of our technologies or product candidates that we would otherwise pursue independently. We cannot assure you that we will be able to acquire the necessary expertise or enter into collaborative agreements on acceptable terms, if at all, to develop and market proprietary product candidates.

In addition, only a small minority of all new proprietary research and development programs ultimately results in commercially successful drugs. It is not possible to predict whether any program (including any program of ours) will succeed until it actually produces a drug that is commercially marketed for a significant period of time.

In order to obtain regulatory approvals for the commercial sale of our proprietary product candidates, we will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of the products. We have limited experience in conducting clinical trials in these new product areas.

A clinical trial may fail for a number of reasons, including:

o failure to enroll a sufficient number of patients meeting eligibility criteria;

o   failure of the product candidate to demonstrate safety and efficacy;

o the development of serious (including life threatening) adverse events (including, for example, side effects caused by or connected with exposure to the product candidate); and

o the failure of clinical investigators, trial monitors and other consultants or trial subjects to comply with the trial plan or protocol.

WE DEPEND ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. WE CANNOT BE CERTAIN OF THEIR CONFIDENTIALITY AND PROTECTION.

Our success depends, in large part, on our ability to protect our current and future products and to defend our intellectual property rights. If we fail to protect our intellectual property adequately, competitors may manufacture and market products similar to ours. We have two issued U.S. patents, one covering a method of administration and one covering our product megestrol oral suspension, and we have filed, and expect to continue to file, patent applications seeking to protect newly developed products in various countries, including the United States. Some patent applications in the United States are maintained in secrecy until the patent is issued. Because the publication of discoveries tends to follow their actual discovery by several months, we cannot be certain that we were the first to invent or file patent applications on any of our discoveries. We cannot be certain that patents will be issued with respect to any of our patent applications or that any existing or future patents issued to or licensed by us will provide competitive advantages for our products or will not be challenged, invalidated or circumvented by our competitors. Furthermore, our patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products.

We also rely on trade secrets, unpatented proprietary expertise and continuing innovation that we seek to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees and consultants. We cannot assure you that these agreements will not be breached. We also cannot be certain that there will be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. We cannot be sure that our trade secrets and proprietary technology will not otherwise become known or be independently developed by our competitors or, if patents are not issued with respect to products arising from research, that we will be able to maintain the confidentiality of information relating to these products.

VOLATILITY OF THE MARKET PRICE OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCKHOLDERS.

The market price of our ordinary shares may be volatile, and could be subject to wide fluctuations, for the following reasons, among others:

o actual or anticipated variations in our quarterly operating results or those of our competitors;

o   announcements by us or our competitors of new and enhanced products;

o   market conditions or trends in the pharmaceutical industry;

o   developments or disputes concerning proprietary rights;

o introduction of technologies or product enhancements by others that reduce the need for our products;

o   changes in financial estimates by securities analysts;

o   general economic and political conditions;

o   departures of key personnel;

o   changes in the market valuations of our competitors;

o   regulatory considerations;

o the sale of a large amount of our common stock by our largest stockholders could cause volatility of our share price and may have a significant impact on the market price of our common stock; and

o   the other risk factors listed in this section.

IF WE DO NOT MANAGE OUR ANTICIPATED GROWTH, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS EFFECTIVELY.

We anticipate a significant expansion of our operations. Our anticipated growth could place a strain on our management systems and financial and other resources. Our ability to successfully implement our business plan in a rapidly evolving market will require an effective planning and management process, close coordination with and support of our suppliers and insuring the availability of adequate working capital financing. We must continue to improve and effectively utilize our existing operational, management, marketing and financial systems and successfully recruit, hire, train and manage personnel, which we may be unable to do. Further, we must maintain close coordination among our technical, finance, marketing, sales and production staffs. We cannot assure you that we will be able to successfully manage our expansion. If we fail to manage our anticipated growth, our operations may be disrupted and our business may be adversely affected.

WE DEPEND UPON MANAGEMENT AND KEY PERSONNEL AND WE DO NOT HAVE LONG-TERM EMPLOYMENT AGREEMENTS WITH THEM.

Our future success depends, to a substantial degree, upon the continued service of Kenneth I. Sawyer, our Chairman and Chief Executive Officer, and other key members of our management team. Although we have severance agreements that provide incentives for management to continue working for us, we do not have long-term employment agreements with any of our senior officers and there can be no assurance than any individual will continue in his present capacity with us for any specified period. The loss of the services of Mr. Sawyer, or of certain key members of our management team, or their inability to perform services on our behalf could materially and adversely affect our operations. Our future success and plans for growth also depend upon our ability to attract, train and retain skilled personnel in all areas of our business.

THE ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION COULD AFFECT STOCKHOLDERS.

Under our Certificate of Incorporation, the Board of Directors has staggered terms, which may have the effect of making us a less attractive target for unfriendly acquisition by a person or company that does not have the support of the Board of Directors by making it more difficult for such person or company to obtain control over us. The overall impact of this provision may have an inhibitive impact on the ability of the holders of our common stock to obtain a premium on the sale of their shares in a change of control situation and may limit somewhat the trading price of our common stock.

THE SALE OF SECURITIES HELD BY MERCK COULD POTENTIALLY DISRUPT CERTAIN EXISTING AGREEMENTS BETWEEN US AND AFFILIATES OF MERCK.

In connection with the acquisition of a substantial portion of our shares in 1998 by EMD, Merck and Genpharm Inc. and Generics (UK) Ltd., each subsidiaries of Merck, entered into various commercial agreements, including services agreements, pursuant to which Merck and its subsidiaries provide us with research and development, regulatory compliance and manufacturing support, and distribution agreements, pursuant to which Genpharm granted exclusive distribution rights to us within the United States and certain other United States territories with respect to approximately 40 generic pharmaceutical products. We cannot assure you that the sale of our common stock by EMD and related parties will not result in the eventual expiration and/or early termination of our commercial contracts with Merck and/or its subsidiaries. If such agreements lapse, we cannot be certain that we will be able to enter into necessary replacement agreements on acceptable terms to meet our service and distribution requirements.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.

         We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):

         o our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         o our Notice of Annual Meeting and Proxy Statement for our Annual Meeting of stockholders held on July 12, 2001;

         o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

         o our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001; and

         o the description of our common stock contained in our Registration Statement under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

                  Pharmaceutical Resources, Inc.
                  One Ram Ridge Road
                  Spring Valley, New York 10977
                  Telephone:  (845) 425-7100
                  Attn:  Secretary

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause actual results to differ materially from the forward-looking statements:

     o   competitive factors;

     o   general economic conditions;

     o   relationships with pharmaceutical and biotechnology companies;

     o   the ability to develop safe and efficacious drugs;

     o   variability of royalty, license and other revenue;

     o   ability to enter into future collaborative agreements;

     o   governmental regulation and suspension;

     o   changes in industry practices; and

     o   one-time or non-recurring events.

         Because the risk factors referred to above, as well as the risk factors beginning on page 3 of this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                SECURITY HOLDERS

         We are registering for resale shares of our common stock held by the security holders identified below. The security holders acquired the resale shares in a private placement from several of our existing stockholders. We are registering the shares to permit the security holders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

     o   the name of the security holders;

     o the number and percent of shares of our common stock that the security holders beneficially owned prior to the offering for resale of the shares under this prospectus;

     o the number of shares of our common stock that may be offered for resale for the account of the security holders under this prospectus; and

     o the number and percent of shares of our common stock to be beneficially owned by the security holders after the offering of the resale shares (assuming all of the offered resale shares are sold by the security holders).

         The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each security holder may offer under this prospectus. We do not know how long the security holders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the security holders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the security holders listed below.

         This table is prepared solely based on information supplied to us by the listed security holders, any Schedules 13D or 13G, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 30,575,763 shares of our common stock issued and outstanding on August 24, 2001, adjusted as may be required by rules promulgated by the SEC.

                                                                                 NUMBER OF
                                                          SHARES BENEFICIALLY   SHARES BEING  SHARES BENEFICIALLY
                                                        OWNED PRIOR TO OFFERING   OFFERED     OWNED AFTER OFFERING
                                                        -----------------------   -------     --------------------

                   SECURITY HOLDERS                        Number   Percent                   Number     Percent
                   ----------------                        ------   -------                   ------     -------
Janus Investment Fund on behalf of its series Janus      1,670,120      5.5%    1,670,120      --        *
Global Life Sciences Fund

Funds managed by Oracle Investment Management Inc. (1)   1,450,000      4.7%    1,450,000           --   *

Funds managed by Maverick Capital, Ltd. (2)              1,000,000      3.3%    1,000,000           --   *

S.A.C. Capital Associates, LLC                             725,000      2.4%      725,000           --   *

Funds managed by T. Rowe Price Associates, Inc. (3)        680,000      2.2%      680,000           --   *

Funds managed by Sirios Capital, LLC (4)                   600,000      2.0%      600,000           --   *

Funds managed by Invesco Funds Group, Inc. (5)           1,043,900      3.4%      600,000      443,900   1.5%

Funds managed by American Century Services                 530,000      1.7%      530,000           --   *
Corporation (6)


                                                         13

Funds managed by Columbia Management Company (7)           420,000      1.4%      420,000           --   *

Funds managed by Zurich Scudder Investments (8)            402,400      1.3%      402,400           --   *

Fidelity Destiny Portfolios: Destiny I**                   366,500      1.2%      366,500           --   *

Funds managed by Deerfield Management Co. (9)              450,000      1.5%      325,000      125,000   *

Funds managed by Oppenheimer Funds, Inc. (10)              315,900      1.0%      300,000       15,900   *

Mellon Trust Company FBO Cigna Investments Small           300,000      *         300,000           --   *
Company Stock Growth Fund - S

Funds managed by SLS Capital (11)                          275,000      *         275,000           --   *

Funds managed by Jennison Associates LLC (12)              265,000      *         265,000           --   *

Franklin Street Advisors, Inc.                             662,850      2.2%      250,000      412,850   1.4%

Funds managed by Argus Management LLC (13)                 200,000      *         200,000           --   *

UBS Global Equity Arbitrage Master Limited                 200,000      *         200,000           --   *

C.I. Mutual Funds Inc.                                     200,000      *         200,000           --   *

Funds managed by U.S. Bancorp Piper Jaffray Asset          200,000      *         200,000           --   *
Management, Inc. (14)

Funds managed by Maximus Capital, LLC (15)                 175,000      *         175,000           --   *

Funds managed by ING Pilgrim Investments, LLC (16)         175,000      *         175,000           --   *

Funds managed by Perry Corp. (17)                          150,000      *         150,000           --   *

Funds managed by Orion Biomedical GP, LLC (18)             140,512      *         140,512           --   *

MPM BioEquities Master Fund LP                             125,000      *         125,000           --   *

Funds managed by Cumberland Associates LLC (19)            407,500      1.3%      125,000      282,500   *

Turner Investment Partners, Inc.                           398,680      1.3%      125,000      273,680   *

Funds managed by Merlin BioMed Group (20)                  200,000      *         100,000      100,000   *

Funds managed by Ascend Capital (21)                       100,000      *         100,000           --   *

Robert L. Swisher, Jr.                                     100,000      *         100,000           --   *

Funds managed by Narragansett Asset Management LLC         100,000      *         100,000           --   *
(22)

Funds managed by David L. Babson & Company Inc. (23)       100,000      *         100,000           --   *

Perceptive Life Sciences Master Fund Limited                75,000      *          75,000           --   *

Trellus Partners, LP                                        75,000      *          75,000           --   *

The Pinnacle Fund, L.P.                                    145,000      *          75,000       70,000   *

                                                         14


EGM Medical Technology Fund LP c/o EGM Capital              70,000      *          70,000           --   *

FNY Millennium Partners LP                                  70,000      *          70,000           --   *

Fidelity Commonwealth Trust: Fidelity Large Cap Stock
Fund**                                                      60,500      *          60,500           --   *

Fidelity Advisor Series I: Fidelity Advisor Large
Cap Fund**                                                  50,500      *          50,500           --   *

Rainbow Trading Corporation                                 50,000      *          50,000           --   *

Pine Ridge Financial Inc.                                  100,000      *          50,000       50,000   *

Apogee Fund L.P.                                           140,000      *          50,000       90,000   *

Funds managed by Weintraub Capital Management (24)          50,000      *          50,000           --   *

Vertical Ventures, LLC                                      50,000      *          50,000           --   *

Vertical International Ltd.                                100,000      *          50,000           --   *

Larry N. Feinberg                                           50,000      *          50,000           --   *

Funds managed by Paramount Capital Asset Management,        74,000      *          37,000       37,000   *
Inc. (25)

Funds managed by Bridger Management, LLC (26)               35,000      *          35,000           --   *

Oscar S. Schafer                                           101,500      *          35,000       66,500   *

Sands Point Partners, LP                                    30,000      *          30,000           --   *

Funds managed by ProMed Management, LLC (27)                30,000      *          30,000           --   *

Janus Aspen Series on behalf of its                         29,880      *          29,880           --   *
series Janus Aspen Global Life Sciences Fund

Funds managed by Dorset Management Corp. (28)              190,200      *          27,400      162,800   *

SAKS MedScience Fund                                        73,200      *          25,000       48,200   *

Travelers: Travelers Large Cap**                            22,500      *          22,500           --   *

Southwell Partners                                          42,500      *          20,000       22,500   *

Atlas Capital Master Fund                                   20,000      *          20,000           --   *

Westfield Life Sciences Fund L.P.                           11,700      *          11,700           --   *

Arie Leonid Gutman                                          10,000      *          10,000           --   *

-------------------------
*  less than 1%

** The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp., a Massachusetts corporation.

(1) With respect to shares beneficially owned prior to offering, includes 875,000 shares held of record by Oracle Partners, L.P., 230,000 shares held of record by Oracle Institutional Partners, L.P., 98,000 shares held of record by Sam Oracle Investments, Inc. and 247,000 shares held of record by Oracle Offshore Limited.

(2) With respect to shares beneficially owned prior to offering, includes 282,900 shares held of record by Maverick Fund USA, Ltd., 53,900 shares held of record by Maverick Fund II, Ltd. and 663,200 shares held of record by Maverick Fund LDC.

(3) With respect to shares beneficially owned prior to offering, includes 472,223 shares held of record by T. Rowe Price New Horizons Fund, Inc., 141,667 shares held of record by T. Rowe Price Health Sciences Fund, Inc., 660 shares held of record by T. Rowe Price Health Sciences Portfolio, Inc., 57,139 shares held of record by Green Line Mutual Funds - Green Line Health Sciences Fund, 4,911 shares held of record by North American Funds Variable Product Series 1 - North American - T. Rowe Price Health Sciences Fund and 3,400 shares held of record by Manufacturers Investment Trust - Health Sciences Trust.

(4) With respect to shares beneficially owned prior to offering, includes 18,950 shares held of record by Sirios Capital Partners, LP, 95,450 shares held of record by Sirios Capital Partners II, LP, 307,700 shares held of record by Sirios/QP Partners, LP and 177,900 shares held of record by Sirios Overseas Fund, Ltd.

(5) With respect to shares beneficially owned prior to offering, includes 30,000 shares held of record by Invesco Advantage Fund, 114,000 shares held of record by Invesco Advantage Global Health Sciences Fund, 387,600 shares held of record by Invesco Health Sciences Fund, 68,400 shares held of record by Invesco Variable Health Sciences Fund, 48,200 shares held of record by Invesco LifeScience Trust, 4,900 shares held of record by Invesco AXP Small Cap Growth, 4,800 shares held of record by Invesco AIM Global Sector Managers Class Health, 12,000 shares of Invesco GT Global Enterprises Fund, 5,500 shares held of record by Invesco GT American Smaller Companies Fund, 15,600 shares held of record by Invesco Perpetual American Law Companies Fund, 7,400 shares held of record by Invesco GT American Enterprise Fund, 6,700 shares held of record by Invesco GT US Small Companies Fund, 32,600 shares held of record by Maxim INVESCO Small-Cap Growth Fund, 11,400 shares held of record by Invesco Consolidated Edison Pension Trust Fund, 8,500 shares held of record by Invesco National Automatic Sprinkler Industry Pension Fund, 1,300 shares held of record by Invesco SP Small Company Growth Portfolio, 10,200 shares held of record by Invesco IRT-Small Company Growth Fund, 268,100 shares held of record by Invesco Small Company Growth Fund and 6,700 shares held of record by Invesco VIF-Small Company Growth Fund. With respect to number of shares being offered, includes 30,000 shares held of record by Invesco Advantage Fund, 114,000 shares held of record by Invesco Advantage Global Health Sciences Fund, 387,600 shares held of record by Invesco Health Sciences Fund and 68,400 shares held of record by Invesco Variable Health Sciences Fund.

(6) With respect to shares beneficially owned prior to offering, includes 100,000 shares held of record by American Century World Mutual Funds, Inc., 85,000 shares held of record by American Century Variable Portfolios, Inc. and 345,000 shares held of record by American Century Mutual Funds, Inc.

(7) With respect to shares beneficially owned prior to offering, includes 14,720 shares held of record by CMC Small/Mid Cap Fund, 11,992 shares held of record by Floor Master Trust Small Cap, 3,458 shares held of record by Legacy Health Systems Small Cap, 42,102 shares held of record by National Electrical Benefit, 856 shares held of record by R.B. Keller SMID, 2,311 shares held of record by N.W. Natural Gas Retirement SMID, 2,439 shares held of record by Legacy Health, 5,616 shares held of record by The 8th District Electrical Pension Fund, 72,683 shares held of record by CMC Small Cap Fund, 141,191 shares held of record by Columbia Small Cap Fund, 15,908 shares held of record by Hanford Oper and Eng, 34,272 shares held of record by CTC Small Stock Inv. Fund, 35,846 shares held of record by CSX Corp. Master Trust, 1,297 shares held of record by Rayonier Inc., 6,330 shares held of record by Central Laborers Pension Fund, 3,164 shares held of record by Northwest Indiana DC and 25,815 shares held of record by YMCA Retirement Fund.

(8) With respect to shares beneficially owned prior to offering, includes 43,400 shares held of record by Scudder Healthcare Sector Fund, 2,500 shares held of record by SVSI Health Sciences Portfolio, 14,900 shares held of record by Scudder New Life Sciences Fund Portfolio, 1,200 shares held of record by Scudder CAD Life Sciences Fund, 14,400 shares held of record by Mayo Pension, 13,500 shares held of record by Mayo Foundation, 155,600 shares held of record by Maryland State Retirement Agency, 6,200 shares held of record by Zurich Scudder Global Small Cap Equity Investment Trust, 107,400 shares held of record by Scudder Global Discovery Fund, 27,000 shares held of record by SVSI Global Discovery Portfolio, 16,300 shares held of record by Scudder Global Small Companies Trust.

(9) With respect to shares beneficially owned prior to offering, includes 315,900 shares held of record by Deerfield Partners, L.P. and 134,100 shares held of record by Deerfield International Limited. With respect to number of shares being offered, includes 228,150 shares held of record by Deerfield Partners, L.P. and 96,850 shares held of record by Deerfield International Limited.

(10) With respect to shares beneficially owned prior to offering, includes 286,600 shares held of record by Oppenheimer Discovery Fund, 15,500 shares held of record by Oppenheimer Emerging Growth Fund and 13,800 shares held of record by Atlas Emerging Growth Fund. With respect to number of shares being offered, includes 7,100 shares held of record by Oppenheimer Emerging Growth Fund and 6,300 shares held of record by Atlas Emerging Growth Fund.

(11) With respect to shares beneficially owned prior to offering, includes 91,913 shares held of record by SLS Investors LP and 183,087 shares held of record by SLS Offshore Fund, Ltd.

(12) With respect to shares beneficially owned prior to offering, includes 65,200 shares held of record by Raytheon Master Pension Trust and 199,800 shares held of record by Prudential Health Sciences Fund, a series of the Prudential Sector Funds, Inc.

(13) With respect to shares beneficially owned prior to offering, includes 48,000 shares held of record by Argus Healthcare Partners, LP, 2,000 shares held of record by Argus Healthcare Partners II, LP and 150,000 shares held of record by Argus Healthcare Offshore.

(14) With respect to shares beneficially owned prior to offering, includes 2,400 shares held of record by Balanced Fund - EB, 10,000 shares held of record by First American Health Science Fund, 6,600 shares held of record by Transport Emerging Growth, 103,400 shares held of record by Firstar Small Cap Core Equity Fund, 5,100 shares held of record by Firstar Balanced Growth Fund, 44,600 shares held of record by C Fund - PT and 27,900 shares held of record by C Fund - EB.

(15) With respect to shares beneficially owned prior to offering, includes 19,000 shares held of record by Maximus Managed Domestic, L.P., 79,490 shares held of record by Maximus Managed Offshore, Ltd., 19,670 shares held of record by Maximus Capital, L.P. and 56,840 shares held of record by Maximus Capital Investments, Ltd.

(16) With respect to shares beneficially owned prior to offering, includes 75,000 shares held of record by Pilgrim Small Cap Growth Fund and 100,000 shares held of record by Pilgrim Small Cap Opportunities Fund.

(17) With respect to shares beneficially owned prior to offering, includes 1,500 shares held of record by Panda International PLC, 37,100 shares held of record by Perry Partners LP and 111,400 shares held of record by Perry Partners International, Inc.

(18) With respect to shares beneficially owned prior to offering, includes 115,431 shares held of record by Orion Biomedical Fund, L.P. and 25,081 shares held of record by Orion Biomedical Offshore Fund, L.P.

(19) With respect to shares beneficially owned prior to offering, includes 50,010 shares held of record by LongView Partners, 5,408 shares held of record by LongView Partners A, L.P., 18,732 shares held of record by LongView Partners B, L.P., 11,092 shares held of record by LongView Partners C, L.P., 222,778 shares held of record by Cumberland Partners, 59,642 shares held of record by Cumberland Benchmarked Partners, L.P., 25,991 shares held of record by Cumber Int'l., S.A., 7,615 shares held of record by Delta Associates Limited Partnership, 1,536 shares held of record by Shepherd Foundation and 4,696 shares held of record by Edwin L. Cox. With respect to number of shares being offered, includes 15,345 shares held of record by LongView Partners, 1,655 shares held of record by LongView Partners A, L.P., 5,730 shares held of record by LongView Partners B, L.P., 3,390 shares held of record by LongView Partners C, L.P., 68,345 shares held of record by Cumberland Partners, 18,310 shares held of record by Cumberland Benchmarked Partners, L.P., 7,990 shares held of record by Cumber Int'l., S.A., 2,330 shares held of record by Delta Associates Limited Partnership, 465 shares held of record by Shepherd Foundation and 1,440 shares held of record by Edwin L. Cox.

(20) With respect to shares beneficially owned prior to offering, includes 64,400 shares held of record by Merlin BioMed, L.P., 25,800 shares held of record by Merlin BioMed II, L.P., 10,600 shares held of record by Merlin BioMed III, L.P., 83,000 shares held of record by Merlin BioMed Int'l, Ltd., 6,600 shares held of record by BioCentive, Ltd., 4,000 shares held of record by TAIB Funds, Ltd. and 5,600 shares held of record by Goldman Sachs Strategic Tech. Fund. With respect to number of shares being offered, includes 35,000 shares held of record by Merlin BioMed, L.P., 12,900 shares held of record by Merlin BioMed II, L.P., 5,300 shares held of record by Merlin BioMed III, L.P., 41,500 shares held of record by Merlin BioMed Int'l, Ltd., 3,300 shares held of record by BioCentive, Ltd. and 2,000 shares held of record by TAIB Funds, Ltd.

(21) With respect to shares beneficially owned prior to offering, includes 18,000 shares held of record by Ascend Partners, LP, 10,000 shares held of record by Ascend Partners Sapient, LP and 72,000 shares held of record by Ascend Offshore Fund, Ltd.

(22) With respect to shares beneficially owned prior to offering, includes 33,000 shares held of record by Narragansett I, LP and 67,000 shares held of record by Narragansett Offshore Ltd.

(23) With respect to shares beneficially owned prior to offering, includes 68,900 shares held of record by MassMutual Small Cap Value Equity Fund, 25,800 shares held of record by DLB Small Company Opportunities Fund and 5,300 shares held of record by MML Small Cap Value Equity Fund.

(24) With respect to shares beneficially owned prior to offering, includes 27,500 shares held of record by Prism Partners I, L.P., 5,000 shares held of record by Prism Partners Offshore Fund and 17,500 shares held of record by Prism Partners II Offshore Fund.

(25) With respect to shares beneficially owned prior to offering, includes 41,380 shares held of record by The Aries Master Fund II, 22,657 shares held of record by Aries Domestic Fund, L.P. and 9,963 shares held of record by Aries Domestic Fund II, L.P. With respect to number of shares being offered, includes 21,030 shares held of record by The Aries Master Fund II, 11,187 shares held of record by Aries Domestic Fund, L.P. and 4,783 shares held of record by Aries Domestic Fund II, L.P.

(26) With respect to shares beneficially owned prior to offering, includes 21,000 shares held of record by Swiftcurrent Partners, LP and 14,000 shares held of record by Swiftcurrent Offshore, Ltd.

(27) With respect to shares beneficially owned prior to offering, includes 13,900 shares held of record by Deutsche Asset Management Health Sciences Fund I, Ltd., 14,600 shares held of record by ProMed Partners, L.P. and 1,500 shares held by record by ProMed Partners II, L.P.

(28) With respect to shares beneficially owned prior to offering, includes 29,100 shares held of record by Matterhorn Offshore Fund, 4,600 shares held of record by Trinkaus and Burkhardt International, 118,000 shares held of record by Knott Partners, L.P. and 38,500 shares held of record by Commonfund Hedged Equity Company. With respect to number of shares being offered, includes 5,000 shares held of record by Matterhorn Offshore Fund, 300 shares held of record by Trinkaus and Burkhardt International, 18,000 shares held of record by Knott Partners, L.P. and 4,100 shares held of record by Commonfund Hedged Equity Company.

                              PLAN OF DISTRIBUTION

         The selling security holders may sell the resale shares, for cash, from time to time in one or more transactions at:

         o   fixed prices;

         o   market prices at the time of sale;

         o   varying prices and terms to be determined at the time of sale; or

         o   negotiated prices.

         The selling security holders will act independently of us in making decisions regarding the timing, manner and size of each sale. The security holders may effect these transactions by selling the resale shares to or through broker-dealers. Broker-dealers engaged by the security holders may arrange for other broker-dealers to participate in the resales. The resale shares may be sold in one or more of the following types of transaction:

         o block trade(s) in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction;

         o purchase(s) by a broker-dealer as principal and resale(s) by the broker-dealer for its account under this prospectus;

         o an exchange distribution in accordance with the rules of the exchange;

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers;

         o privately negotiated transactions between the selling security holders and purchasers, without a broker-dealer; and

         o   a combination of any of the above transactions.

         We may amend or supplement this prospectus from time to time to describe a specific or additional plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement will disclose:

         o the name of the selling security holder and the participating broker-dealer;

         o   the number of shares involved;

         o   the price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealer;

         o that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

         o   any other facts material to the transaction.

         In addition, if a selling security holder notifies us that a donee, pledgee or other transferee of the security holder intends to sell more than 500 shares, we will file a supplement to this prospectus. In addition, if a security holder notifies us of any material change with respect to the plan of distribution of the resale shares described herein, we will file a post-effective amendment to the registration statement of which this prospectus forms a part.

         The security holders may enter into hedging transactions with broker-dealers in connection with distributions of the resale shares. In these transactions, broker-dealers may engage in short sales of the shares to offset the positions they assume with the security holders. The security holders also may sell shares short and redeliver the shares to close out their short positions. The security holders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under

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

this prospectus. The security holders also may loan or pledge the resale shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

         Broker-dealers or agents may receive compensation from security holders in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the resale shares for whom they act as agents or to whom they sell as principals, or both. A broker-dealer's compensation will be negotiated in connection with the sale and may exceed the broker-dealer's customary commissions. Broker-dealers, agents or the security holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of the resale shares. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

         Because the security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

         The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the security holders.

         The resale shares will be sold only through registered or licensed brokers or dealers if so required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the security holders or any other person. We will make copies of this prospectus available to the selling security holders and we have informed them of the requirement to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

         EMD and its affiliates, which sold the resale shares to the selling security holders in a private placement, have agreed to reimburse us for all costs, expenses and fees associated with the registration of the resale shares. We have provided this resale prospectus at the request of EMD and its affiliates and in replacement of certain registration rights that EMD and its affiliates had in connection with its acquisition of shares of our common stock. The security holders will pay all commissions and discounts, if any, associated with the sale of the resale shares. The security holders may agree to indemnify any broker-dealer or agent that participates in sales of the resale shares against specified liabilities, including liabilities arising under the Securities Act. The security holders have agreed to indemnify certain persons, including us and broker-dealers and agents, against specified liabilities in connection with the offering of the resale shares, including liabilities arising under the Securities Act.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the resale shares by the security holders. All proceeds from the sale of the resale shares will be solely for the accounts of the security holders.

                                     EXPERTS

         The consolidated financial statements of Pharmaceutical Resources, Inc. at December 31, 2000 and 1999, and for the years ended December 31, 2000 and 1999, the three-month transition period ended December 31, 1998 and the year ended September 30, 1998, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                                -----------------------

YOU SHOULD RELY ONLY ON THE  INFORMATION
CONTAINED  IN THIS  PROSPECTUS.  WE HAVE
NOT  AUTHORIZED  ANYONE TO  PROVIDE  YOU
WITH  INFORMATION  DIFFERENT  FROM  THAT            13,634,012 SHARES
CONTAINED  IN  THIS  PROSPECTUS  OR  ANY
PROSPECTUS  SUPPLEMENT.  THIS PROSPECTUS              COMMON STOCK
IS NOT AN OFFER OF THESE  SECURITIES  IN
ANY JURISDICTION WHERE AN OFFER AND SALE
IS  NOT   PERMITTED.   THE   INFORMATION
CONTAINED IN THIS PROSPECTUS IS ACCURATE
ONLY AS OF THE  DATE OF THIS PROSPECTUS,
REGARDLESS  OF  THE  TIME OF DELIVERY OF
THIS  PROSPECTUS  OR  ANY  SALE  OF  OUR
COMMON STOCK.

                                                   PHARMACEUTICAL
                                                   RESOURCES, INC.


                      TABLE OF CONTENTS         -----------------------

                                    PAGE
                                    ----

Our Business...........................2
Risk Factors ..........................4
Where You Can Find More Information....11               PROSPECTUS
Disclosure Regarding Forward
    Looking Statements.................12
Security Holders.......................13
Plan of Distribution...................19
Use of Proceeds........................21           SEPTEMBER 6, 2001
Experts ...............................21